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                                   EXHIBIT 5.1


                               OPINION RE LEGALITY


          [Letterhead of Witherspoon, Kelley, Davenport & Toole, P.S.]



                                 August 16, 2000


Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201

         RE:      REGISTRATION STATEMENT ON FORM S-8 OF STERLING FINANCIAL
                  CORPORATION

Gentlemen:

         We have acted as counsel to Sterling Financial Corporation, a Washington corporation ("Sterling"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission ("Registration Statement") under the Securities Act of 1933, as amended, relating to shares of common stock, par value $1.00 per share (the "Common Stock") of Sterling which may be issued pursuant to the terms of the Sterling Savings Bank Employee Savings and Investment Plan & Trust (the "Plan"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plan will be duly and validly issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

                             Very truly yours,
                             WITHERSPOON, KELLEY, DAVENPORT & TOOLE, P.S.

                             /s/ Witherspoon, Kelley, Davenport & Toole, P.S.



























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